UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2019

pdvWireless, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36827	33-0745043
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Garret Mountain Plaza Suite 401 Woodland Park, NJ		07424
(Address of principal executive offices)		(Zip Code)

(973) 771-0300

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ATEX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On July 16, 2019, pdvWireless, Inc., d/b/a Anterix, a Delaware corporation (the “Company” or “Anterix”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Evercore Group L.L.C., acting as representatives of the underwriters named in the Underwriting Agreement (the “Underwriters”), relating to the issuance and sale of 2,222,223 shares of the Company’s common stock, par value $0.0001 per share (the “Offering”). The price to the public in the Offering is $45.00 per share, and the Underwriters have agreed to purchase the shares from the Company pursuant to the Underwriting Agreement at a price of $42.525 per share. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 333,333 shares of common stock. The net proceeds to the Company from the Offering are expected to be approximately $94.1 million, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company, assuming no exercise by the Underwriters of its option to purchase additional shares of common stock. The transactions contemplated by the Underwriting Agreement are expected to close on July 19, 2019, subject to the satisfaction of customary closing conditions.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3, initially filed with the Securities and Exchange Commission (“SEC”) on April 12, 2019, which became effective on April 22, 2019 (File No. 333-230847) and the related prospectus supplement filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”) and a registration statement on Form S-3MEF filed pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by the Underwriting Agreement.

The Underwriting Agreement is attached hereto as an exhibit to provide interested persons with information regarding its terms, but is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement as of specific dates indicated therein, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The legal opinion, including the related consent, of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP relating to the legality of the issuance and sale of the shares of the Company’s common stock in the Offering is filed as Exhibit 5.1 to this Current Report.

This Current Report contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s SEC filings.

Item 8.01.	Other Events.

On July 15, 2019, the Company issued a press release to announce the proposed Offering and on July 16, 2019 the Company issued a press release to announce that it had priced the Offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated July 16, 2019, by and among pdvWireless, Inc. d/b/a Anterix, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Evercore Group L.L.C.

5.1	Opinion and Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in Exhibit 5.1)

99.1	Press release issued by Anterix dated July 15, 2019 titled “Anterix Launches Proposed Follow-On Offering”

99.2	Press release issued by Anterix dated July 16, 2019 titled “Anterix Announces Upsizing and Pricing of Follow-On Offering”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

pdvWireless, Inc.

Date: July 17, 2019	/s/ Morgan E. O’Brien
Morgan E. O’Brien
Chief Executive Officer